POWER OF ATTORNEY

I, the undersigned member of the Board of Directors of Bridgeway Funds, Inc. (the “Company”) or officer of the Company, as applicable, hereby constitute and appoint Deborah L. Hanna, Elena Khoziaeva and John N. R. Montgomery, and each of them singly, my true and lawful attorneys-in-fact, with full power of substitution, and with full power to each of them, to sign for me and in my name in the appropriate capacity, all Registration Statements of the Company on Form N-1A, Form N-8A or any successor thereto, any and all subsequent Amendments, Pre-Effective Amendments, or Post-Effective Amendments to said Registration Statements on Form N-1A or any successor thereto, any Registration Statements on Form N-14, and any supplements or other instruments in connection therewith, and generally to do all such things in my name and behalf in connection therewith as said attorneys-in-fact deem necessary or appropriate, to comply with the provisions of the Securities Act of 1933, as amended, the Investment Company Act of 1940, as amended, and all related requirements of the Securities and Exchange Commission. I hereby ratify and confirm all that said attorneys-in-fact or their substitutes may do or cause to be done by virtue hereof.

This Power of Attorney may be executed in one or more counterparts, each of which shall be deemed to be an original and all of which shall be deemed to be a single document.

This power of attorney is effective for all documents filed on or after May 15, 2026.

IN WITNESS WHEREOF, the undersigned has executed this instrument as of this 15th day of May, 2026.

/s/ Karen S. Gerstner

Karen S. Gerstner

/s/ Deborah L. Hanna

Deborah L. Hanna

/s/ Miles D. Harper, III

Miles D. Harper, III

/s/ Evan Harrel

Evan Harrel

/s/ Elena Khoziaeva

Elena Khoziaeva

/s/ John N. R. Montgomery

John N. R. Montgomery